MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”), dated as of July 3, 2012, by and between American Petro-Hunter Inc., a Nevada corporation with its principal place of business located at 17470 N. Pacesetter Way, Scottsdale, AZ 85255 (together with its subsidiaries and affiliates, the “Company”), and ASYM Management LLC, a Delaware limited liability company with its principal place of business located at 1055 Washington Boulevard, Suite 410, Stamford, CT 06901 (“Consultant”).

WHEREAS, Consultant has expertise and the ability to provide valuable advice and personnel to Company with respect to management, financial, strategic and operational issues, and other matters of concern to Company; and

WHEREAS, Company will materially benefit from and desires to have Consultant provide such advice and services and Consultant desires to provide such advice and so serve and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, Company and Consultant hereby agree as follows:

1.           Term and Termination. Consultant shall provide advice and services to Company hereunder for the period beginning on the date hereof and expiring on the date of the sale or liquidation and dissolution of the Company. In addition, Consultant may terminate this Agreement for convenience upon ninety (90) days prior written notice.

2.           Services to be Provided.

(a)          Consultant hereby agrees that during the Term of this Agreement, it will provide the following services. Consultant shall serve Company in a management assistance role in Company’s efforts to maximize it value and build its asset base. Consultant will devote its commercially reasonable efforts to the performance of services for Company hereunder; provided, however, Company acknowledges that Consultant may perform similar functions and duties for other parties during the term of this Agreement. Consultant and Company each shall observe and comply with all applicable laws and regulations in effect from time to time in performing this Agreement.

(b)          Upon mutual agreement between Company and Consultant, Consultant may from time to time make Consultant’s personnel available for additional projects as requested by Company, including, without limitation, providing personnel to (i) act from time to time as interim or project-related financial, accounting or administrative staff for Company or (ii) act as special consultants to Company with respect to (A) seeking, evaluating and negotiating mergers and acquisitions, (B) arranging financing, (C) managing financial relationships with banks, investment banks, and other institutions, including negotiation of agreements, waivers and consents, (D) identifying and evaluating strategic alliances, (E) preparing analyses and reports relating to production, development and operations, (F) conducting competitive and strategic analyses, and (G) evaluating, selecting and assisting in implementation of management information systems.

(c)          Consultant, at the request of Company, shall seek out oil and gas assets and properties, equipment and other assets related to the business of the Company (the “Assets”) for acquisition and assist in finding financing for the Assets.

(d)          Consultant agrees that any items developed, created or produced by Consultant in the scope of providing the services hereunder (“Work Product”) will be the sole and exclusive property of Company. All elements in the Work Product that are protected by copyright are “works made for hire” for which the Company is the “author” (as such first quoted term is defined by and such second quoted term given meaning by the United States Copyright Act of 1976, as amended). The Company will exclusively own the copyright in all such works upon their creation. To the extent that any aspect of such Work Product is found as a matter of law not to be a “work made for hire” as contemplated above, Consultant hereby irrevocably and unconditionally assigns to Company all right, title, and interest worldwide in and to the Work Product and all intellectual property rights thereto. Consultant understands and agrees that Consultant has no right to use the Work Product except as necessary to perform the services for the Company. At Company’s request, Consultant will, and will cause its employees and agents to, (a) cooperate with and assist Company, both during and after the term of this Agreement, in perfecting, maintaining, protecting, and enforcing Company’s rights in the Work Product, and (b) execute and deliver to Company any documents deemed necessary or appropriate by Company in its discretion to perfect, maintain, protect, or enforce Company’s rights in the Work Product or otherwise carry out the purpose of this Agreement.

3.           Management Fees. As consideration for Consultant’s services hereunder, Company shall pay to Consultant the collective amounts (“Management Fees”) set forth below:

(a)          For the services set forth in Section 2(a) above, Company shall pay Consultant a fee equal to $12,000 per month, which shall be paid monthly in advance in cash, and two percent (2%) of the maximum amount of the Notes less any amounts outstanding under the Purchase Agreement, which amount shall be paid monthly in arrears on the final day of each month in cash.

(b)          For any services set forth in Section 2(b) above, Company shall also provide Consultant with Warrant Stock as provided in the Warrant Agreement dated July 3, 2012, between the Company and the Consultant, a copy of which is attached hereto as Exhibit A.

4.           Expenses. Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with Consultant’s performance of this Agreement, including without limitation any out of pocket expenses related to services provided specifically to the Company and its affiliates, provided that any out-of-pocket expenses in excess of $10,000 shall be preapproved in writing by the Company. Without limiting the generality of the foregoing, Company shall pay (and if paid by Consultant, then Consultant shall be reimbursed by Company) for all out of pocket expenses reasonably incurred by Consultant or Company in connection with (i) outside legal and related expenses incurred by Consultant in connection with the Company’s and its business; (ii) any expenses incurred by Consultant on behalf of Company other than in the ordinary course of its business; (iii) expenses incurred to prosecute and defend claims against Company and to; and (iv) travel expenses incurred by Consultant in connection with the performance of its obligations hereunder.

5.           Consultant Status. Consultant shall provide advice and services hereunder as an independent contractor. No employer-employee relationship shall exist or be deemed to exist between Company and Consultant or Consultant’s agents as a result of or in connection with this Agreement. Company shall not withhold employment or income taxes from payments to Consultant and Consultant shall hold Company harmless from and against any tax liability incurred by Consultant arising out of or resulting from this Agreement. Company shall furnish to Consultant annually, within the time period prescribed by law, Internal Revenue Service Form 1099 with respect to Management Fees paid hereunder.

6.           Indemnification. Consultant shall have no liability to Company for any advice or services rendered or information disseminated hereunder except liability that may arise as a result of the breach or inaccuracy of any covenants or representations of Consultant contained in this Agreement, or Consultant’s willful misconduct or gross negligence. Company shall indemnify and hold harmless Consultant, its officers, managers, employees and stockholders from and against any and all losses, liabilities, expenses (including, without limitation, legal fees and disbursements), claims, liens and other obligations that Consultant may suffer or incur as a result of or in connection with this Agreement, except to the extent caused by Consultant’s willful misconduct or gross negligence.

7.           Confidentiality. Consultant shall not disclose to any person and shall cause Consultant’s agents providing services hereunder not to disclose, (except in connection with the performance of its or their services hereunder, if ordered to do so by a court of competent jurisdiction or with the written authority of Company) any Confidential Information. As used herein, the term “Confidential Information” means any and all information related to the Company’s business (including trade secrets, technical information, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information, financial data, and proprietary information of third parties provided to Company in confidence) that is labeled or identified as “confidential” or “proprietary” or that Consultant otherwise knows, the Company considers to be confidential or proprietary or the Company has a duty to treat as confidential. Confidential Information does not include (a) information known in general to Consultant’s profession, or that becomes known thereafter, through no fault of Consultant, (b) information that was lawfully in Consultant’s possession before the Company’s first disclosure to Consultant, or (c) information obtained lawfully and in good faith from a third party free of any confidentiality duties or obligations. Consultant will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as Consultant protects its own confidential or proprietary information of a similar nature and with no less than the greater of reasonable care and industry-standard care. Consultant will not disclose to Company, will not bring into Company’s facilities, and will not induce Company to use any confidential or proprietary information of any third party.

8.           Miscellaneous. This Agreement contains the entire understanding of the parties and may be amended only by a writing signed by both parties hereto. This Agreement may not be assigned by Company or Consultant without the prior written consent of the other and shall be binding upon each party’s successors, permitted assigns and legal representatives. All notices and communications hereunder shall be in writing, effective upon receipt and sent by certified mail, return receipt requested, or confirmed facsimile, or national overnight courier service to the address of the receiving party set forth herein or provided from time to time by either party in accordance with this notice provision.

9.           Governing Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New Yorkwithout giving effect to any principles regarding conflicts of law. Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions among the parties within thirty (30) days (or such longer period as may be agreed by the parties) shall be referred by any party to, and shall finally settled by, arbitration under and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). A Dispute shall be deemed arisen when any party to this Agreement notifies the other party involved in the Dispute in writing to that effect. The place of arbitration shall be New York, New York, and the award shall be deemed to have been made there. The decision of the arbitrator shall be final and binding on the parties involved in the Dispute, and judgment thereon may be entered in any court having jurisdiction for its enforcement. In connection with such enforcement, each party hereto submits to the non-exclusive jurisdiction of the courts of New York, waives any objections to venue in such courts and, to the extent necessary to accomplish the foregoing, agrees to enter into such agreements as are necessary to appoint an agent for the service of process in connection with such an enforcement action. The costs of the arbitration proceedings shall be borne according to the arbitration award. However, each party hereto that is party to the Dispute shall bear its own costs, including costs regarding its own witnesses, expert witnesses, translators and attorneys, as well as such expert witnesses, translators and attorneys’ fees, regardless of which party prevails. The parties to any such arbitration shall request confidential treatment of the arbitration to the maximum permissible extent. The provisions of this Section 9 shall survive the dissolution of either party and/or the termination of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN PETRO-HUNTER INC.		ASYM MANAGEMENT LLC

By:		By:
	Robert B. McIntosh		Greg Imbruce
	President and Chief Executive Officer		President